UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 5, 2013

Five Prime Therapeutics, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-36070	26-0038620
(state or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

Two Corporate Drive South San Francisco, California	94080
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (415) 365-5600

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On October 17, 2013, the Board of Directors (the “Board”) of Five Prime Therapeutics, Inc. (the “Company”) appointed Marc Belsky to the offices of Vice President and Chief Financial Officer of the Company. Prior to the appointment, Mr. Belsky served as Vice President, Finance, of the Company.

In connection with Mr. Belsky’s appointment to the positions of Vice President and Chief Financial Officer of the Company, on November 5, 2013, the Compensation Committee of the Board approved (i) an increase in Mr. Belsky’s annual base salary to $300,000 and (ii) an increase in Mr. Belsky’s annual target bonus to 35%, each effective as of November 1, 2013.

On November 5, 2013, the Compensation Committee of the Board approved the grant of an option to purchase 7,000 shares of common stock, par value $0.001 per share, of the Company to Francis Sarena, Senior Vice President, General Counsel and Secretary of the Company, pursuant to the Company’s 2013 Omnibus Incentive Plan at an exercise price equal to $10.77. One sixteenth of the shares underlying the option were vested on the date of grant and the remainder of the shares underlying the option will vest monthly beginning on November 19, 2013 at a rate of 1/48th of the total number of shares underlying the option.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Five Prime Therapeutics, Inc.

By:	/s/ Francis Sarena
Francis Sarena
Senior Vice President, General Counsel & Secretary

Dated: November 7, 2013

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